Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2025, by and between National Vision Holdings, Inc., a Delaware corporation (the “Company”) and Engine Capital, L.P., a Delaware limited partnership (together with its Affiliates, “Engine”). The Company and Engine are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 14 of this Agreement.

WHEREAS, as of the date hereof, Engine beneficially owns 3,875,701 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), constituting approximately 4.9% of the shares of outstanding Common Stock;

WHEREAS, on March 14, 2025, Engine submitted to the Company a notice of its intent to nominate four candidates (the “Nomination Notice”) for election to the Board of Directors of the Company (the “Board”) at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”); and

WHEREAS, the Company and Engine have determined to come to an agreement with respect to the withdrawal of the Nomination Notice, the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Board Composition and Related Matters.

(a)                  Engine hereby (i) irrevocably withdraws, with this Agreement constituting sufficient and conclusive evidence of such withdrawal, the Nomination Notice as well as Engine’s director nominations and any related materials or notices submitted to the Company in connection therewith or related thereto with respect to the 2025 Annual Meeting (collectively, the “Engine Stockholder Matters”), and (ii) agrees to abstain from taking further action to pursue the Engine Stockholder Matters or any other action related to the 2025 Annual Meeting (other than in accordance with this Agreement).

(b)                  Effective as of the date hereof, the Company shall take all necessary actions to (i) increase the size of the Board to eleven (11) directors and (ii) appoint James M. McGrann and Michael J. Nicholson (the “New Directors”) to the Board as directors, each with a term expiring at the 2025 Annual Meeting. The Company shall take all necessary actions to (i) nominate the New Directors for election to the Board at the 2025 Annual Meeting, (ii) include the New Directors in the Company’s proxy statement and proxy card for the 2025 Annual Meeting and (iii) in connection with the 2025 Annual Meeting, recommend, support and, solicit proxies for the election of the New Directors in a manner no less rigorous and favorable than the manner in which the Company recommends, supports and solicits proxies for the election of its other nominees.

(c)                  From the 2025 Annual Meeting until the Termination Date (as defined below), the size of the Board shall not exceed eleven (11) directors without Engine’s prior written consent.

(d)                  Until the Termination Date and as long as Engine’s Net Long Position remains at or above two and five tenths percent (2.5%) of the then-outstanding shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and recapitalizations) as of such time, in the event that (i) Mr. Nicholson (or any Engine Replacement Director) is no longer able to serve as a director of the Company for any reason, Engine shall be entitled to designate a Qualified Candidate (as defined below) for the replacement of Mr. Nicholson (such replacement, an “Engine Replacement Director”), subject to the approval of, and appointment by, the Board (such acceptance not to be unreasonably withheld, conditioned or delayed), and (ii) Mr. McGrann (or any Mutual Replacement Director (as defined below)) is no longer able to serve as a director of the Company for any reason, the Company and Engine shall cooperate in good faith to select, and the Company shall appoint, as promptly as practicable, a Qualified Candidate mutually agreeable to the Company and Engine (such replacement, a “Mutual Replacement Director” and, together with the Engine Replacement Director, “Replacement Directors”). A Replacement Director who is appointed to the Board shall be considered a New Director for purposes of this Agreement. As used in this Agreement, “Qualified Candidate” means an individual who (i) qualifies as an “independent director” under the applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and the applicable governance policies of the Company, (ii) unless otherwise consented to by the Board, be independent of Engine (for the avoidance of doubt, the nomination by Engine of such person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Engine, but any partner, officer or employee of Engine would not be deemed independent of Engine), (iii) serves on no more than a total of three (3) other public company boards of directors, and (iv) meets all other qualifications required for service as a director set forth in the Company’s Third Amended and Restated Certificate of Incorporation (as amended from time to time, the “Charter”), Fourth Amended and Restated Bylaws (as amended from time to time, the “Bylaws”), Board committee charters, Corporate Governance Guidelines and any similar documents applicable to directors (collectively, the “Governance Documents”). Upon a Replacement Director’s appointment to the Board, the Board shall appoint such Replacement Director to any applicable committee of the Board of which the New Director was a member immediately prior to his being unable to serve; provided, that such Replacement Director shall satisfy the eligibility and qualification requirements for service on any such applicable committee.

(e)                  Upon the New Directors’ appointment to the Board, the Board shall take all necessary actions to appoint Mr. McGrann to the Board’s Compensation Committee and Mr. Nicholson to the Board’s Audit Committee and to the Board’s Nominating and Corporate Governance Committee. Additional committee appointments for the New Directors, if any, shall be determined by the Board in good faith, in accordance with the Board’s customary governance processes, and the Board shall give each of the New Directors the same due consideration for committee membership as any other independent director.

(f)                   As promptly as practicable (and in any event within three (3) Business Days) following the execution of this Agreement, the Board shall take all actions necessary to form an operationally focused Advisory Committee of the Board (the “Advisory Committee”) that will oversee the transformation work currently undertaken by management with the help of the consultant. The Advisory Committee shall meet monthly to oversee the progress of operational initiatives. The Board shall take all necessary actions to appoint to the Advisory Committee (i) the New Directors, (ii) D. Randolph Peeler and (iii) Susan Somersille Johnson.

2.                  Voting Commitment. Until the Termination Date, Engine shall, and shall cause its Representatives to, appear in person or by proxy at each Stockholder Meeting (including the 2025 Annual Meeting) and to vote, or deliver consents or consent revocations with respect to, all of the shares of Common Stock, beneficially owned by Engine and over which Engine has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy or consent statement filed by the Company in respect of such Stockholder Meeting with respect to (a) the election, removal and/or replacement of directors and (b) any other proposal submitted to the stockholders at a Stockholder Meeting; provided, however, that Engine shall be permitted to vote all or some of the shares of Common Stock that they beneficially own and over which they have voting power at such Stockholder Meeting in their sole discretion with respect to an Extraordinary Transaction that is subject to a vote of the Company’s stockholders; provided further, that to the extent Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise, Engine may vote their shares of Common Stock in accordance with the ISS or Glass Lewis recommendation on such matter (other than the election, removal and/or replacement of directors to which this proviso shall not apply).

3.                  Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, Engine shall not, and shall cause each of its Affiliates and Associates not to, in each case, directly or indirectly:

(a)                  (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction approved by the Board), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index fund) or any voting rights decoupled from the underlying voting securities which would result in Engine owning, controlling or otherwise having any beneficial or other ownership interest of, in the aggregate, more than nine and nine tenths percent (9.9%) of the shares of Common Stock outstanding at such time; or (ii) sell or otherwise transfer shares of Common Stock, or any rights decoupled from such shares, beneficially owned by them, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely-dispersed public offerings, to any Third Party that, to Engine’s knowledge (after reasonable due inquiry in connection with a private, non-open market transaction), would result in such Third Party, together with its Affiliates and Associates, beneficially owning, in the aggregate, more than four and nine-tenths percent (4.9%) of the shares of Common Stock outstanding at such time or would increase the beneficial ownership of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than four and nine-tenths percent (4.9%) of the shares of Common Stock outstanding at such time;

(b)                  (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) initiate, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) call or seek to call, or request to call, alone or in concert with others, any Stockholder Meeting, whether or not such a meeting is permitted by the Company’s Charter or Bylaws; or (vi) initiate, encourage or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Stockholder Meeting;

(c)                  form, join or in any way participate in or with any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with the members of Engine or one or more of their Associates who are instructed to comply with the terms and conditions of this Agreement);

(d)                  deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than (i) any such voting trust, arrangement or agreement solely among members of Engine and (ii) as otherwise in accordance with this Agreement);

(e)                  seek publicly, alone or in concert with others, to amend any provision of the Charter, the Bylaws or Governance Documents;

(f)                   demand an inspection of the Company’s books and records;

(g)                  make any proposal with respect to, or make any statement or otherwise seek to encourage, advise or assist any person with respect to any proposals or statements related to: (i) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (ii) any change in the capitalization or dividend policy or share repurchase programs or practices of the Company, (iii) any other change in the Company’s management, governance, corporate structure, operations, strategy, affairs or policies, (iv) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (v) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h)                  initiate or make, directly or indirectly, any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter (it being understood that the foregoing shall not restrict Engine from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(i)                    effect or seek to effect, offer or propose to effect, cause, or in any way assist or facilitate any other person to effect or seek to effect, offer or propose to effect, cause or participate in, any Extraordinary Transaction (it being understood that the foregoing shall not restrict Engine from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(j)                    enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action that is prohibited under this Section 3, or otherwise take or cause any action inconsistent with any of the foregoing;

(k)                  publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(l)                    take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that (i) the restrictions in this Section 3 shall not prohibit or restrict Engine or its Representatives from making (A) any factual statement or public disclosure as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by Engine or its Representatives) or (B) any confidential communication to the Company or its directors or officers or legal counsel that is not intended to, and would not reasonably be expected to, trigger public disclosure obligations for any of the parties and (ii) the restrictions in this Section 3 shall not restrict Engine or its Representatives from tendering shares, receiving payment for shares or otherwise participating in any transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. Furthermore, for the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the exercise in good faith by the New Directors of their fiduciary duties in their capacities as directors of the Company.

4.                     Mutual Non-Disparagement. Prior to the Termination Date, the Company and Engine shall each refrain from making, and shall instruct their respective Representatives not to make or cause to be made, any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise undermines, disparages, attempts to discredit, criticizes, calls into disrepute, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the members of Engine or their respective Representatives, the Company or its Affiliates, or any of their current or former Representatives, or any of their businesses, products or services, and (b) in the case of statements or announcements by the Company or its Representatives, the members of Engine or any of their respective Representatives. A statement in breach of this Section 4 shall only be deemed to be made by the Company if made by a member of the Board or senior management team, in each case authorized to make such statement. The restrictions in this Section 4 shall not (a) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent legally required, or (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder. The limitations set forth in this Section 4 shall not prevent any party from responding to any public statement made by the other party of the nature described in this Section 4 if such statement by the other party was made in breach of this Agreement.

5.                     No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, threaten, initiate or pursue, or assist any other person to encourage, threaten, initiate or pursue, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives based on information known or that should have been known by such party as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of, one (1) party or its Affiliates against the other party or any Affiliate of such other party; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives is subject to such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be prohibited by law, other than by a contractual relationship). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6.                     Public Statements; SEC Filings.

(a)                No later than four (4) Business Days following the date of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor Engine shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party, except as required by law.

(b)                No later than four (4) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K, setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide Engine with a reasonable opportunity to review and comment on such Form 8-K prior to the filing with the SEC and consider in good faith any comments of Engine.

(c)                Except for the issuance of the Press Release and the filing of the Form 8-K, neither party shall issue any press release or other public statement (including in any filing required under the Exchange Act) about the subject matter of this Agreement or the other party that is inconsistent with the Press Release and Form 8-K, except as required by law, Legal Requirement or applicable stock exchange listing rules or with the prior written consent of the other party and otherwise in accordance with this Agreement.

7.                     Affiliates and Associates. Each party shall instruct its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party to the same extent as a party to this Agreement.

8.	Representations and Warranties.

(a)                Engine represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Engine represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

(b)                Engine represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 3,875,701 shares of Common Stock. Engine represents and warrants that it has voting authority over such shares of Common Stock and owns no Synthetic Equity Interests or any Short Interests in the Company.

(c)                The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, and the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

9.                     Termination.

(a)                Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until the date that is thirty (30) days prior to the nomination deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2026 annual meeting of stockholders (the “Termination Date”), it being understood that the Company shall be required to give sufficient advance notice to Engine in the event the Company determines to advance or delay the 2026 annual meeting of stockholders so that Engine will continue to have no less than thirty (30) days to nominate at such meeting.

(i)                 the obligations of Engine to the Company pursuant to Sections 1 (Board Composition and Related Matters), 2 (Voting Commitment), 3 (Standstill), 4 (Mutual Non-Disparagement), 5 (No Litigation) and 6 (Public Statements; SEC Filings) shall terminate in the event that the Company materially breaches its obligations pursuant to Sections 1 (Board Composition and Related Matters), 4 (Mutual Non-Disparagement) or 5 (No Litigation), or its representations and warranties in Section  8(c) (Representations and Warranties) and such breach (if capable of being cured) has not been cured within fifteen (15) calendar days following written notice of such breach from Engine, or, if impossible to cure within fifteen (15) calendar days, the Company has not taken substantive action to correct such breach within fifteen (15) calendar days following written notice of such breach from Engine; provided, however, that the obligations of Engine pursuant to Section 5 (No Litigation) shall terminate immediately in the event that the Company materially breaches its obligations under Section 5 (No Litigation);

(ii)              the obligations of the Company to Engine pursuant to Sections 1 (Board Composition and Related Matters), 4 (Mutual Non-Disparagement) and 5 (No Litigation) shall terminate in the event that Engine materially breaches its obligations pursuant to Sections 1 (Board Composition and Related Matters), 2 (Voting Commitment), 3 (Standstill), 4 (Mutual Non-Disparagement), 5 (No Litigation) or 6 (Public Statements; SEC Filings), or its representations and warranties in Section 8(a)–(b) (Representations and Warranties) and such breach (if capable of being cured) has not been cured within fifteen (15) calendar days following written notice of such breach from the Company, or, if impossible to cure within fifteen (15) calendar days, Engine has not taken substantive action to correct such breach within fifteen (15) calendar days following written notice of such breach from the Company; provided, however, that the obligations of the Company to Engine pursuant to Section 5 (No Litigation) shall terminate immediately in the event that Engine materially breaches its obligations under Section 5 (No Litigation).

(b)                If this Agreement is terminated in accordance with this Section 9, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 11 (Notices), 12 (Governing Law; Jurisdiction; Jury Waiver), 13 (Specific Performance) and 15 (Miscellaneous) shall survive the termination of this Agreement.

10.                 Expenses. The Company shall reimburse Engine for reasonable, documented out-of-pocket fees and expenses (including attorneys’ fees and other legal expenses) incurred by Engine in connection with the process involved with preparing to nominate director candidates and the negotiation and execution of this Agreement; provided, however, that such reimbursement shall not exceed $325,000 in the aggregate.

11.                 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:

National Vision Holdings, Inc.

2435 Commerce Avenue, Building 2200

Duluth, Georgia 30096
Attn: Jared Brandman, Senior Vice President, Chief Legal and Strategy Officer and Secretary

Email: [***]

with mandatory copies (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attn: Kai H.E. Liekefett

 Reuben Zaramian

Email: kliekefett@sidley.com

   rzaramian@sidley.com

If to Engine: Engine Capital, L.P. 1345 Avenue of the Americas, 33rd Floor New York, New York 10105 Attention: Arnaud Ajdler Email: [***]	with mandatory copies (which shall not constitute notice) to: Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 Attn: Andrew M. Freedman Email: afreedman@olshanlaw.com

12.                 Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise) or the validity thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by (a) in the case of the Company, service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 11, and (b) in the case of Engine, by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 11. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

13.                 Specific Performance. Each party to this Agreement acknowledges and agrees that a non-breaching party would be irreparably injured by an actual breach of this Agreement by another party or its Representatives and that monetary remedies would be inadequate to protect the parties against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if a party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

14.                 Certain Definitions and Interpretations. As used in this Agreement:

(a)                the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that after the date hereof become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or Engine, as applicable; provided, further, that, for purposes of this Agreement, Engine shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of Engine;

(b)                the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;

(c)                the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable law;

(d)                the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(e)                the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other corporate transaction with a third party that, in each case, results in a change in control of the Company or the sale, lease or exchange of all or substantially all of its property and assets;

(f)                 the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis; provided, that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature

(g)                the term “Representatives” means (i) a person’s Affiliates and Associates, and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates;

(h)                the term “SEC” means the U.S. Securities and Exchange Commission;

(i)                 the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

(j)                 the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof;

(k)                the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and

(l)                 the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to any party.

In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

15.	Miscellaneous.

(a)                This Agreement contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)                This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c)                This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d)                Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)                If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)                 Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g)                This Agreement may be executed in one (1) or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)                Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.

(i)                 The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

COMPANY:

NATIONAL VISION HOLDINGS, INC.

By:	/s/ Jared Brandman
Jared Brandman
Senior Vice President, Chief Legal and
Strategy Officer and Secretary

ENGINE:

ENGINE CAPITAL, L.P.

By: Engine Investments, LLC, General Partner

By:	/s/ Arnaud Ajdler
Arnaud Ajdler

EXHIBIT A

Form of Press Release

National Vision Appoints Jim McGrann and Michael Nicholson to Board of Directors

Enters into Cooperation Agreement with Engine Capital

DULUTH, Ga. -- March 17, 2025 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today announced the appointment of two new independent directors, Jim McGrann and Michael Nicholson to its Board of Directors (the “Board”), effective March 17, 2025. Mr. McGrann will serve on the Board’s Compensation Committee and Mr. Nicholson will serve on the Board’s Audit Committee and Nominating and Corporate Governance Committee. With the addition of Messrs. McGrann and Nicholson, the Board will expand from 9 to 11 members. The Board has also formed an Advisory Committee that will help oversee National Vision’s ongoing transformation initiatives with the help of the Company’s consultant. The committee will be comprised of two existing National Vision directors, Randy Peeler and Susan Johnson, as well as Messrs. McGrann and Nicholson.

The director appointments announced today are being made in connection with a Cooperation Agreement (the “Agreement”) with Engine Capital, LP and certain of its affiliates (“Engine”).

Mr. McGrann is an eye care industry veteran with nearly 30 years of experience across the industry serving in Chief Executive Officer, Chief Technology Officer and Chief Information Officer roles throughout his career. Mr. McGrann currently serves as CEO of Advancing Eyecare, a leading provider of ophthalmic instruments, and previously led Professional Eye Care Associates of America (PECAA), VSP Global and VSP Vision Care, among other positions. He began his career as a management consultant for 15 years and was a senior executive at Accenture and IBM a partner at Ernst & Young. He serves on the board of directors of the private optical software company, Ocuco, and previously served on the board of directors of the private optical company, Keplr. He is the current chairman of the board for Prevent Blindness. Mr. McGrann holds a Bachelor of Science in Industrial Engineering from Columbia University.

Mr. Nicholson is a seasoned retail executive with extensive expertise in business transformation, operations, and finance. He currently serves as the President and Chief Operating Officer of J.Crew Group, where he has held multiple leadership roles, including Interim Chief Executive Officer and Chief Financial Officer. Prior to joining J.Crew, Mr. Nicholson was the Chief Operating Officer and Chief Financial Officer at ANN INC. and Victoria’s Secret Beauty. His career also includes senior leadership positions at Colgate-Palmolive, Altria, and PwC, where he played key roles in developing financial strategy and implementing operational excellence. Mr. Nicholson holds a Bachelor’s degree in Accounting from Niagara University and a Master of Business Administration from St. John’s University and is a Certified Public Accountant.

Randy Peeler, Chairman of the National Vision Board, said, “As part of our ongoing efforts to add new perspectives to the Board, we are pleased to welcome Jim and Mike to our Board. With Jim’s deep experience across the optical space and Mike’s robust retail background, and their respective proven track records of operational and financial acumen, each will be immediately additive to the work we are doing. Continued refreshment is a key pillar of our commitment to support National Vision’s long-term growth objectives and the changes announced today underscore this commitment.”

“We are starting the year with strong momentum across the business and we have a lot of exciting work underway as we kickstart this next phase of our transformation initiatives,” said Reade Fahs, Chief Executive Officer of National Vision. “As we execute our plan with discipline and rigor, we will continue to deliver value for our shareholders and other stakeholders, and I am looking forward to working alongside our new directors as we capture the significant opportunities ahead.”

Arnaud Ajdler, Founder and Portfolio Manager of Engine, said, “We invested in National Vision because of its unique leadership position in the optical industry, its long-term growth potential, its attractive valuation and the potential for significant margin improvement. We appreciate the productive engagement we have had with the Company and we look forward to the contributions from these new directors to advance the Company’s strategic initiatives and enhance value for all shareholders.”

The Agreement, which includes certain customary standstill, voting and other provisions, will be filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

Goldman Sachs is serving as financial advisor and Sidley Austin is serving as legal counsel to National Vision. Olshan Frome Wolosky LLP is serving as legal counsel to Engine.

About National Vision Holdings, Inc.

National Vision Holdings, Inc. (NASDAQ: EYE) is one of the largest optical retail companies in the United States with over 1,200 stores in 38 states and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates four retail brands: America’s Best, Eyeglass World, and Vista Opticals inside select Fred Meyer stores and on select military bases, and an e-commerce website DiscountContacts.com, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects including remote medicine and optometrist recruiting and retention initiatives, and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, market volatility, an overall decline in the health of the economy, global macroeconomic conditions and other factors may affect consumer spending or behavior, which could materially harm our sales, profitability and financial condition; we may not be successful in implementing our transformation initiatives, or in anticipating the impact of important strategic initiatives, and our plans for implementing such initiatives may be altered or delayed due to various factors, which may have an adverse impact on our business and financial results; failure to recruit and retain vision care professionals for in-store roles or to provide remote care offerings could adversely affect our business, financial condition and results of operations; the optical retail industry is highly competitive, and if we do not compete successfully, our business may be adversely impacted; our success depends upon our marketing, advertising and promotional efforts and if we are unable to implement them successfully or efficiently, or if our competitors are more effective than we are, we may experience a material adverse effect on our business, financial condition and results of operations; our success depends substantially on the value of our owned brands, and failure to maintain, protect, and enhance their value could have a negative impact on our business, financial condition, and results of operations; if we fail to open and operate new stores (including as a result of store conversions) in a timely and cost-effective manner or fail to successfully enter new markets, our financial performance could be materially and adversely affected; our growth is dependent on our ability to increase sales in existing stores and to successfully reinvest in existing stores; if we are unable to successfully implement our pricing strategies, it could have an adverse impact on our business; we are a low-cost provider and our business model relies on the low cost of inputs, and factors such as wage rate increases, inflation, cost increases, increases in the price of raw materials and energy prices could have a material adverse effect on our business, financial condition and results of operations; we require significant capital to fund our expanding business including updating our Enterprise Resource Planning and Customer Relationship Management, and other technological, systems and capabilities; our growth strategy could strain our existing resources and cause the performance of our existing stores to suffer; we are subject to risks associated with leasing substantial amounts of space, including future increases in occupancy costs; our e-commerce and omni-channel business faces distinct risks, and our failure to successfully manage those risks could have a negative impact on our profitability; if we fail to retain our existing senior management team or attract qualified new personnel such failure could have a material adverse effect on our business, financial condition and results of operations; our operating results and inventory levels fluctuate on a seasonal basis; catastrophic events, including changing climate and weather patterns leading to severe weather and natural disasters may cause significant business interruptions and expenditures; certain technological advances, greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, or future drug development for the correction of vision-related problems may reduce the demand for our products and adversely impact our business and profitability; our profitability and cash flows may be negatively affected if we are not successful in managing our inventory balances and inventory shrinkage; we depend on our distribution centers and optical laboratories and the loss of, or disruption in the operations of, one or more of these facilities may adversely affect our ability to process and fulfill customer orders and deliver our products in a timely manner, or at all, and may result in quality issues, which would adversely affect our reputation, our business and our profitability; if the performance of our Host brands declines or we are unable to maintain or extend our operating relationships with our Host partners, our business, profitability and cash flows may be adversely affected and we may be required to incur impairment charges; the termination of our partnership with Walmart has had, and may continue to have, an impact on our business, revenues, profitability and cash flows, which impact could be material; we may incur losses arising from our investments in technological innovators in the optical retail industry, including artificial intelligence, which would negatively affect our financial results; sustainability issues, including those related to climate change, could have a material adverse effect on our business, financial condition and results of operations; our future operational success depends on our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; we face risks associated with vendors from whom our products are sourced and are dependent on a limited number of suppliers; we rely heavily on our information technology systems, as well as those of our vendors, for our business to effectively operate and to safeguard confidential information and any significant failure, inadequacy, interruption or security breach could adversely affect our business, financial condition and operations; we rely on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues, the future reduction of which could adversely affect our results of operations; we are subject to extensive state, local and federal vision care and healthcare laws and regulations and failure to adhere to such laws and regulations would adversely affect our business; we are subject to managed vision care laws and regulations and failure to adhere to such laws and regulations would adversely affect our business; we are subject to rapidly changing and increasingly stringent laws, regulations, contractual obligations, and industry standards relating to privacy, data security and data protection, which could subject us to liabilities that adversely affect our business, operations and financial performance; we could be adversely affected by product liability, product recall or personal injury issues; failure to comply with laws, regulations and enforcement activities or changes in statutory, regulatory, accounting and other legal requirements could potentially impact our operating and financial results; adverse judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations; we may not be able to adequately protect our intellectual property, which could harm the value of our brand and adversely affect our business; we have a significant amount of indebtedness which could adversely affect our business and financial position, including by limiting our business flexibility and preventing us from meeting our debt obligations; a change in interest rates may adversely affect our business; our credit agreement contains restrictions that limit our flexibility in operating our business; conversion of the 2025 Notes could dilute the ownership interest of existing stockholders or may otherwise depress the price of our common stock; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.

Contacts

Investors:
investor.relations@nationalvision.com
National Vision Holdings, Inc.
Tamara Gonzalez

ICR, Inc.
Caitlin Churchill

Media:
media@nationalvision.com

Dan Moore / Tali Epstein

Collected Strategies

NationalVision-CS@collectedstrategies.com